NEWS RELEASE

FOR IMMEDIATE RELEASE

News Media Contact:       Travis Whittington
                          Hanser & Associates (for Hydrogen Engine Center, Inc.)
                          (800) 340-6434
                          travis@hanser.com

Hydrogen Engine Center, Inc. announces the sale of a 50kW hydrogen fueled generator set to Xcel Energy

ALGONA, IOWA (July 5, 2006) -- Hydrogen Engine Center, Inc. (OTCBB: HYEG.OB) announced the sale of a 50kW hydrogen-fueled generator set to Xcel Energy (NYSE:
XEL). Xcel Energy is a major U.S. electricity and natural gas utility company with operations in 10 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy related products and services to more than 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies.

The intended use of the generator set is for a wind to hydrogen research, development and demonstration project. Researchers will analyze and compare hydrogen production directly from wind power versus using the electric grid. The hydrogen will be produced from electrolysis using an electrolyzer.

"Wind generated electricity is not constant. The conversion of excess electrical output from the wind generator to hydrogen allows for the storing of energy to be used at times of no wind and thus solves the time-of-use problem," says Ted Hollinger, president of Hydrogen Engine Center, Inc. (HEC).

Joe Lewis, V.P. of Engine Sales at HEC, says, "We are receiving more requests from interested parties worldwide seeking answers involving sustainable power capabilities."

The project is part of a joint venture between the U.S. Department of Energy's National Renewable Energy Laboratory (NREL) and Xcel Energy. The generator will be shipped to NREL's National Wind Technology Center in Boulder, Colorado. HEC is currently working with several other utility companies nationwide with similar interests in producing renewable power.

Hydrogen Engine Center, Inc. designs, manufactures and distributes flex and alternative fuel internal combustion engines and power generation equipment for agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and generators are capable of running on a multitude of fuels, including but not limited to hydrogen, gasoline, propane, natural gas or ethanol. Engines that run on other fuels are currently under development. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Its principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit or call 515-295-3178 for more information.

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